Exhibit 10.1

SEPARATION AGREEMENT AND GENERAL RELEASE

This Separation Agreement and General Release (this “Agreement”) is made and entered into as of October 3, 2006, by and between Douglas K. Freeman (“Executive”) and NetBank, Inc., a Georgia corporation (the “Company”).

RECITALS

WHEREAS, Executive has been employed by the Company as its Chief Executive Officer (“CEO”) pursuant to that certain Employment Agreement dated November 18, 2001 by and between Executive and the Company, as amended on April 1, 2002 and April 30, 2004 (collectively, the “Employment Agreement”).

WHEREAS, Executive recently initiated discussions with the Board of Directors of the Company (the “Board”) regarding whether, in the Board’s judgment, a transition in leadership of the Company at this time is in the best interests of the Company and its shareholders.  As a result of the ensuing discussions between Executive and the Board, Executive and the Company have reached a mutual agreement that Executive will, effective as of the close of business on October 5, 2006 (the “Separation Date”), resign from his position as CEO and as Chairman of the Board and resign as a director of the Company.

WHEREAS, inasmuch as Executive’s separation is the result of mutual agreement of the parties hereto, a termination circumstance not contemplated in the Employment Agreement, the parties hereto desire to (i) terminate the Employment Agreement and (ii) enter into this Agreement to define the terms and conditions of Executive’s separation from the Company, such that this Agreement shall supersede the Employment Agreement.

NOW, THEREFORE, for and in consideration of the premises and the mutual covenants and agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and Executive, intending to be legally bound,  hereby agree as follows:

1)             Recitals.  The Recitals above are true and correct and incorporated by reference as if fully set forth herein.

2)             Termination of Employment Agreement; Other Agreements and Plans.  Executive and the Company mutually acknowledge and agree that the Employment Agreement is hereby terminated and superseded by this Agreement.  All terms and conditions relating to Executive’s separation from the Company and the Company’s entire obligations with respect thereto shall be as set forth in this Agreement.  In addition, and for the avoidance of doubt, this Agreement supersedes any and all agreements set forth in the Employment Agreement with respect to compensation and termination of benefits and the Company’s obligations with respect thereto, including, but not limited to, annual base salary, cash bonuses under the Management Incentive Plan, options to purchase the stock of the Company (“Stock Options”), restricted stock of the Company (“Restricted Stock”), and any awards or grants under the NetBank, Inc. 1996 Stock Incentive Plan and the NetBank, Inc. Mid-Term Incentive Plan thereunder (“Plan Awards”), and any other fringe benefits and perquisite programs previously provided to Executive; provided, however, that Executive’s rights under and pertaining to the NetBank, Inc. 401(k) Plan (“401(k) Plan”) will in all respects be governed by the terms of the 401(k) Plan.

3)             Corporate Positions.  Executive hereby resigns from his positions as CEO and Chairman of the Board of the Company effective on the Separation Date.

4)             Separation Benefits.  Executive’s exclusive compensation and remedy with respect to his separation from the Company shall be to receive from the Company the following as set forth in this Section 4.  Executive shall be responsible for the payment of all applicable income, transfer, sales, use and other taxes under federal, state, local or other law, due and owing as a result of the payments or transfers or use of property from the Company to Executive hereunder.

a)             Payments.  The Company shall pay Executive in one lump sum on the Separation Date the sum of (i) $2,900,000; and (ii) any unpaid base salary of Executive that is due and owing as of the Separation Date.

b)            Continuation of Employment Benefits.  The Company shall provide Executive with continued participation in the medical, dental and vision insurance coverage plans of the Company (“Welfare Plans”) in which Executive is participating on the Separation Date until the earlier of: (i)  the termination by the Company of Welfare Plans that permit the participation of former employees;  (ii) the end of the 36-month period following the Separation Date; and (iii) the date, or dates, Executive receives comparable coverage and benefits under the plans and programs of any subsequent employer; provided, however, that the provision of such benefits to Executive by the Company shall be in accordance with Welfare Plans as maintained by the Company from time to time for its then current senior executives.

c)             Equity-based Compensation.  All unvested Stock Options granted, and all unvested and outstanding Restricted Stock awarded, to Executive by the Company prior to the date hereof shall immediately vest upon the Separation Date.  For the avoidance of doubt, Executive agrees that he is not entitled to receive shares of common stock of the Company, if any, which are payable, or may otherwise be payable, to him under the 2004 and 2006 Mid-Term Incentive Plans.  All outstanding Stock Options not exercised by Executive within ninety (90) days from the Separation Date shall expire at the end of such ninety (90) day period.

5)             Withholding Taxes. The Company may withhold from all payments due to Executive (or his beneficiary or estate) hereunder all taxes which, by applicable federal, state, local or other law, the Company is required to withhold therefrom.

6)             Release of Claims.  Executive does hereby unconditionally release, acquit, discharge, and agree to hold the Company, its parent, subsidiaries and affiliated companies, and its and their officers, directors, shareholders, employees, agents, representatives, successors and assigns (collectively referred to in this paragraph as the “Releasees”), harmless from and against any and all actions, claims, suits, rights, liabilities, or demands of any kind or nature (each such action, claim, suit, right, liability, or demand being hereinafter individually referred to as a “Claim” and collectively referred to as “Claims”) that Executive may now or hereafter have against Releasees, or any one or group of them, which Claim arose or accrued on or prior to the

Separation Date, including, but not limited to, (i) any and all Claims in connection with (A) his employment relationship with the Company, (B) the terms and conditions of such employment relationship (including compensation and benefits), (C) his service as a director of the Company (except for indemnification pursuant to the Company’s Certificate of Incorporation, bylaws or any director or officer indemnification agreement between Executive and the Company) or (D) the termination of such employment or director relationship and the circumstances surrounding each such termination, and (ii) any and all Claims arising pursuant to any law, constitution, regulation, or any statute or common law theory, whether in tort, contract, equity, or otherwise.  Without limiting the generality of the foregoing, Executive specifically releases, acquits, discharges, waives and agrees to hold Releasees harmless from and against any and all Claims (i) arising under the Civil Rights Acts of 1866, 1964, and 1991; the Americans with Disabilities Act; the Older Workers Benefit Protection Act of 1990, the Family and Medical Leave Act of 1993 and any other federal law, and the laws of the state(s) governing Executive’s employment with the Company concerning fair employment practices (which Acts and laws prohibit discrimination based upon race, religion, sex, national origin, color, age, disability, and in some jurisdictions, sexual orientation); and Employee Retirement Income Security Act of 1974, as amended (other than such rights as are mandated or vested by law), or (ii) arising under federal, state, or local laws or regulations, or any common law theories of recovery.  Executive hereby waives all rights to any benefits, including, but not limited to, monetary recovery and reinstatement, derived from any actions, suits, or proceedings brought on Executive’s behalf related to his employment with Employer, including any action, suit, or proceeding brought by the Equal Employment Opportunity Commission or anyone else.  If Executive files any action, suit, or proceeding with respect to any Claim released by him herein, Executive agrees to indemnify Employer against any damages or judgments arising there from.

7)             No Admission.  Executive acknowledges and agrees that this Agreement is not intended by either party to be construed, and will not be construed, as an admission by the Company of any liability or violation of any law, statute, ordinance, regulation or legal or moral duty of any nature whatsoever.

8)             Cooperation with Transition and Claims.  Executive agrees that, as necessary and upon request, he will cooperate with the Company and will render all reasonable assistance in the prosecution or defense by the Company of all claims, demands, suits, actions, proceedings and causes of action brought against or by any party, howsoever and whenever arising, including, but not limited to, meeting with attorneys who represent the Company, making affidavits or signed statements, giving deposition testimony and appearing as a witness, whenever such evidence may be necessary or desirable in any such matter.   Executive further agrees that, during the month of October, 2006, he will provide all necessary assistance to the Company’s new CEO as the new CEO transitions into such position.  All of Executive’s reasonable out of pocket expenses in connection with his performance under this Section 8 shall be reimbursed by the Company.

9)             Non-Disparagement.  Executive agrees not to disclose any information or make or publish any statement or do any other thing that may tend to harm or prejudice the reputation or good name of the Company or its officers, directors, or employees.  Executive agrees not to say or do anything to or in relation to officers, directors, employees, clients, customers, agents, or representatives of the Company that is adverse or prejudicial to the Company, or inconsistent with the management or policies of the Company.

10)           Confidentiality.

a)             Executive shall keep confidential all non-public information he has learned during his employment with the Company regarding the Company, its business, its operations, its systems, its employees, its customers, its clients and prospective clients.  In addition, Executive agrees that he will not disclose non-public information obtained from the Company or its officers, directors, or management during his employment, including, but not limited to, information regarding or statements by the Company or its officers, directors or management, to anyone other than as required by law or in response to a lawful court order or subpoena.  Nothing in this Section 10 shall prohibit Executive from initiating a claim as a charging party with the Equal Employment Opportunity Commission (“EEOC”), or participating as a witness at the request of the Company or a third party, in any investigation by the Securities and Exchange Commission, the EEOC, or any other governmental agency charged with investigation of any matters related to Executive’s employment with the Company (“investigating agency”), nor shall Executive be prohibited from testifying in response to a subpoena, court order, or notice of deposition.  Executive agrees to notify the Company’s chief legal executive, in writing, at least ten (10) days prior to the response deadline or appearance date (whichever is earlier) for any such court order, subpoena, or notice of deposition issued by the court or investigating agency which seeks disclosure of the information referenced in this paragraph and agrees to take any actions reasonably requested by the Company in order to allow the Company to protect the release of information regarding Executive’s employment and separation from the Company in such court or agency proceeding.

b)            Executive shall upon the Separation Date return to the Company all records, lists, files and documents which are in his possession and which relate to the Company, or any of its subsidiaries or affiliates.

11)           Use.  Executive agrees that Executive will not use any of the information or property described in Section 10 of this Agreement for his own benefit or for the benefit of any new employer or any third person.

12)           Non-solicitation; Non-competition.  Executive acknowledges that the Company operates its retail banking, financial intermediary, transaction processing and servicing asset business segments throughout the United States of America.  By virtue of Executive’s position as Chairman of the Board and CEO, he has significant confidential information about the Company and its existing and future plans and strategies.  As a result, Executive acknowledges that the Company has a legitimate business interest supporting the restrictive covenants set forth in this Section 12. Until the second (2nd) anniversary of the Separation Date, Executive shall not, in any manner, directly or indirectly, within the United States of America (without the prior written consent of the Company): (i) accept any engagement in any capacity that involves Executive performing employment, management, consultation or advisory services of any kind with a Competitive Enterprise (as hereinafter defined), (ii) Solicit (as hereinafter defined) any Customer (as hereinafter defined) to transact business with a Competitive Enterprise or to reduce or refrain from doing any business with the Company or any of its subsidiaries or affiliates (iii) transact business with any Customer that would cause Executive to be a Competitive Enterprise, (iv) interfere with or damage any relationship between the Company or any of its subsidiaries or affiliates and a Customer or (v) Solicit anyone who is then an employee of the Company or any of its subsidiaries or affiliates (or who was an employee of the Company or any of its subsidiaries or affiliates within the prior 12 months) to resign from the Company or any of its subsidiaries or to apply for or accept employment with any other business or enterprise.  For purposes of this Agreement:  a “Customer” means any customer or prospective customer of the Company or its subsidiaries or affiliates whose identity became known to Executive in connection with Executive’s relationship with or employment by the Company or its subsidiaries or affiliates; and “Solicit” means any direct or indirect communication of any kind, regardless of who initiates it, that in any way invites, advises, encourages or requests any person to take or refrain from taking any action.  In addition, for purposes of this Agreement, “Competitive Enterprise” means any business enterprise that either (A) engaged in any activity that competes anywhere with any activity that the Company or its subsidiaries or affiliates is then engaged in or (B) holds a 5% or greater equity, voting or profit participation interest in any enterprise that competes anywhere with any activity that the Company or its subsidiaries or affiliates is then engaged in; provided, however, if the Company, including its subsidiaries and affiliates, ceases to do, and intends to exit, a particular type of business activity, the Company and its subsidiaries and affiliates will be deemed not to be “then engaged” in such business; further provided, however, in the case where the activity sought to be engaged in by Executive is retail banking, the “business enterprise” will be deemed to not be engaged in an activity that competes with the Company if such business enterprise’s current or prospective business does not include as a significant component internet banking.

13)           Remedies.  The Company shall be entitled to injunctive or other equitable relief to enforce the covenants of this Agreement, such relief to be without the necessity of posting a bond, cash or otherwise, without limiting other possible remedies of the Company.  In any action to enforce any provision of this Agreement, the prevailing party shall recover reasonable attorneys’ fees, costs and expenses from the non-prevailing party.  If any aspect of the restrictive covenants contained in Sections 9, 10, 11 or 12 are deemed by a court of competent jurisdiction to be too broad as to time, area or restricted activity, then such defective aspect shall be reduced to such scope as is reasonable and enforceable, and the restrictive covenant as so modified shall be enforceable by injunction or any other legal or equitable remedy.

14)           Consultation with Legal Counsel.  Executive expressly acknowledges that, before signing this Agreement, Executive was advised of his right to consult with legal counsel and/or other advisors selected by Executive regarding the terms and conditions of this Agreement, that Executive knows and understands the contents of this Agreement and that Executive enters into this Agreement of his own free will, and without any inducement not described in this Agreement, and not under duress or coercion of any nature.

15)           Severability.  If any provision of this Agreement should be declared or determined by any court to be illegal or invalid, the validity of the remaining parts, terms or provisions will not be affected, and the illegal or invalid parts, terms or provisions will be deemed not to be a part of this Agreement.

16)           Governing Law. This Agreement will be governed by the laws of the State of Florida without reference to any principles of conflict of laws.

17)           Arbitration.

Executive and the Company agree that all controversies that may arise between Executive and the Company concerning, arising out of or relating to Executive’s employment, or to the interpretation, construction, performance or breach of this Agreement (other than injunctive proceedings to enforce Executive’s obligations under this Agreement), shall be determined by arbitration conducted in Atlanta, Georgia, before a single arbitrator.  Executive hereby waives the right to a jury trial on such claims.  Any arbitration under this Agreement shall be pursuant to the Federal Arbitration Act and the laws of the State of Florida.  The arbitrator shall be selected, and the arbitration conducted, in accordance with the Employment Dispute Resolution Rules of the American Arbitration Association.  The award of the arbitrator shall be final, and judgment upon the award rendered may be entered in any court, state or federal, having jurisdiction.  The arbitrator shall have jurisdiction to award any and all damages other than injunctive relief.  This jury trial waiver specifically includes, but is not limited to, employment discrimination claims under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Age Discrimination in Employment Act, Executive Retirement Insurance Security Act, the Family and Medical Leave Act, and any other federal, state, or local anti-discrimination statutes.  In the event that suit is filed in court for injunctive relief, no claim that Executive may seek to assert against the Company shall be deemed to be a compulsory counterclaim, and any such claim by Executive shall be brought exclusively by arbitration.

Arbitration
Accepted:

/s/ DKF
Executive’s
initials

/s/ THM
Employer’s Initials

18)           Integration.  This Agreement constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements and understandings pertaining thereto.  This Agreement supersedes any prior oral or written agreements, drafts, understandings or representations between Executive and the Company.  No other agreements regarding Executive’s services or termination, oral or otherwise, shall be deemed to exist or to bind either party.

19)           Amendments; Modifications; Waivers.  The provisions of this Agreement may be amended, modified or waived only with the prior written consent of each party hereto.

20)           Counterparts. This Agreement may be executed in one or more counterparts.  A copy or facsimile of a signature on this Agreement shall have the same force and effect as an original signature.

21)           Binding Effect.  This Agreement will be binding upon and inure to the benefit of the parties hereto and their successors, legal representatives and assigns.

22)           Construction.  Throughout this Agreement, nouns, pronouns and verbs will be construed as masculine, feminine, neuter, singular or plural, whichever will be applicable.  All references herein to “Sections” and paragraphs will refer to corresponding provisions of this Agreement.  The parties have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties, and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.  The word “including” will mean including without limitation.   The headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

23)           Expenses.  Each of the parties hereto shall pay its own fees and expenses incurred in connection with this Agreement and the consummation of the transactions contemplated hereby.

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IN WITNESS WHEREOF, and intending to be legally bound, the parties to this Agreement have executed this Agreement as of the day and year first above written.

/s/ DOUGLAS K. FREEMAN
DOUGLAS K. FREEMAN

NETBANK, INC.

By:	/s/ THOMAS H. MULLER, JR.

Print Name:	Thomas H. Muller, Jr.

Title:	Director